EXHIBIT 99.1

Tuesday, April 26, 2016	Thomas J. Shara
President & CEO

Joseph F. Hurley
EVP & CFO
973-697-2000

Lakeland Bancorp Reports First Quarter 2016 Earnings and Increases Cash Dividend

Oak Ridge, N.J. – April 26, 2016 – Lakeland Bancorp, Inc. (NASDAQ: LBAI) (the “Company”) reported the following results for the quarter ended March 31, 2016:

•	Net income for the first quarter of 2016 was $8.1 million and earnings per diluted share was $0.20. Excluding the pre-tax impact of $1.7 million in merger related expenses pertaining to the Company’s acquisition of Pascack Bancorp, Inc. (“Pascack”), which closed on January 7, 2016, net income for the first quarter of 2016 was $9.3 million, or $0.22 per diluted share. The Company reported net income of $8.3 million, or $0.22 per diluted share, in the first quarter of 2015.

•	For the first quarter of 2016, annualized return on average assets was 0.77%, annualized return on average common equity was 7.40%, and annualized return on average tangible common equity was 10.40%. Excluding merger related expenses, these ratios were 0.88%, 8.45% and 11.88%, respectively.

•	On April 20, 2016, the Company declared a quarterly cash dividend of $0.095 per common share, payable on May 16, 2016 to holders of record as of the close of business on May 6, 2016. This dividend represents a 12% increase over the first quarter 2016 dividend of $0.085 per common share.

•	The Company reported strong growth in commercial loans and total deposits during the first quarter of 2016. Excluding loans obtained through the acquisition of Pascack, commercial loans increased by $92.7 million, or 4%. Excluding Pascack, deposits increased $162.6 million, or 5%, since December 31, 2015.

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•	Net interest margin (“NIM”) in the first quarter of 2016 was 3.48% as compared to 3.43% for the fourth quarter of 2015.

Thomas J. Shara, Lakeland Bancorp’s President and CEO, said, “Following a successful acquisition, we are extremely pleased to welcome the former Pascack shareholders and employees to Lakeland Bank. We are equally pleased to report that work has commenced on the upcoming merger with Harmony Bank and, given our performance during the first quarter, we were able to raise our second quarter 2016 cash dividend by 12% to $0.095 per share.”

Pascack Acquisition

On January 7, 2016, the Company completed its acquisition of Pascack. This acquisition added $410.0 million in total assets, $319.6 million in total loans and $304.5 million in total deposits. Anticipated synergies and overlapping markets allowed the Company to close three branches during the quarter. Goodwill amounted to $15.5 million and core deposit intangibles were $1.5 million. The Company’s financial statements reflect the impact of the merger from the date of acquisition, which should be considered when comparing periods.

Earnings

Net income for the first quarter of 2016 was $8.1 million, as compared to $8.3 million for the first quarter of 2015. Excluding the pre-tax impact of $1.7 million in merger related expenses, net income for the first quarter of 2016 was $9.3 million.

Net Interest Income

Net interest income for the first quarter of 2016 was $33.9 million, as compared to $28.5 million for the same period in 2015, an increase of 19%. In the first quarter of 2016, NIM was 3.48%, as compared to 3.56% in the first quarter of 2015. This decrease primarily occurred because savings and interest bearing deposits acquired from Pascack generally carried higher interest rates. In addition, since the first quarter of 2015, the Company has seen an increasingly competitive market for deposits. The annualized yield on interest-earning assets remained constant at 3.86% from the first quarter of 2015 to the first quarter of 2016. The annualized cost of interest-bearing liabilities increased from 0.40% in the first quarter of 2015 to 0.49% in the first quarter of 2016, reflecting the higher cost of deposit accounts.

Noninterest Income

Noninterest income totaled $4.9 million for the first quarter of 2016, as compared to $4.7 million for the same period in 2015. In 2016, gains on the sale of loans exceeded the same period in 2015 by $155 thousand. The Company earned $370 thousand from the sale of investment securities in the first quarter of 2016, compared to no gains in the first quarter of 2015. Income from bank owned life insurance declined $291 thousand because of beneficiary payments received in 2015 that did not recur in 2016. Commissions and fees declined $328 thousand from 2015 to 2016, due primarily to a decrease in financial services fees.

Noninterest Expense

Noninterest expense for the first quarter of 2016 was $25.4 million, compared to $20.0 million for the same period in 2015. Excluding $1.7 million in merger related expenses, noninterest expense increased by $3.7 million. Salary and benefit expense increased by $2.3 million, due

-continued-

primarily to a full quarter of expenses associated with the loan production offices that opened in 2015, the addition of Pascack employees during the quarter and an increase in employee benefit costs. Data processing increased $185 thousand, primarily due to increases in the cost of mobile banking and the addition of the Pascack branches. The efficiency ratio for the first quarter of 2016 was 60.38%.

Financial Condition

At March 31, 2016, total assets were $4.40 billion, an increase of $534.7 million, or 14%, from December 31, 2015, including $410.0 million from Pascack. Total loans were $3.37 billion, an increase of $401.0 million, or 14%, in 2016, including $319.6 million from Pascack. Total deposits were $3.46 billion as of March 31, 2016, an increase of $467.1 million, or 16%, from December 31, 2015, including $304.5 million from Pascack. Noninterest bearing demand deposits at $774.5 million increased by $80.7 million, or 12%, in 2016, $64.4 million of which was from the Pascack acquisition.

Asset Quality

At March 31, 2016, non-performing assets totaled $25.8 million (0.58% of total assets) compared to $23.7 million (0.61% of total assets) at December 31, 2015. The Allowance for Loan and Lease Losses totaled $30.6 million at March 31, 2016 and represented 0.91% of total loans, and 122% of non-accruing loans. In the first quarter of 2016, the Company had net charge-offs totaling $1.4 million, compared to $1.0 million in the first quarter of 2015. The provision for loan and lease losses in the first quarter of 2016 was $1.1 million, compared to $0.9 million for the same period in 2015.

Capital

At March 31, 2016, stockholders’ equity was $446.9 million and book value per common share was $10.84. Tangible book value per common share was $7.72 at March 31, 2016. As of March 31, 2016, the Company’s leverage ratio was 8.33%. Tier 1 and total risk based capital ratios were 9.99% and 10.94%, respectively. The common equity tier 1 capital ratio was 9.12% and the tangible common equity ratio was 7.45%. The regulatory capital ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

Regulatory and Shareholder Approvals

Regulatory applications have been filed with the Federal Deposit Insurance Corporation (the “FDIC”) and the New Jersey Department of Banking and Insurance (the “NJ Department”) for the merger of Harmony Bank with and into Lakeland Bank. The NJ Department approved the merger on April 21, 2016, and FDIC approval is pending. The merger is also subject to the approval of Harmony Bank’s shareholders and other customary closing conditions.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed merger, Lakeland Bancorp has filed with the Securities and Exchange Commission a registration statement on Form S-4 that includes a preliminary proxy statement of Harmony Bank and a preliminary prospectus of Lakeland

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Bancorp. The registration statement has not yet become effective. This material is not a substitute for the final proxy statement and prospectus or any other document Lakeland Bancorp may file with the SEC. After the registration statement has been declared effective by the SEC, the definitive proxy statement and prospectus will be delivered to the shareholders of Harmony Bank. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE TRANSACTIONS THAT HAVE BEEN OR WILL BE FILED BY LAKELAND BANCORP CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement and the definitive proxy statement and prospectus (when available) and other documents filed by Lakeland Bancorp with the SEC at the SEC’s website at www.sec.gov. These documents may be accessed and downloaded for free at Lakeland Bancorp’s website at www.lakelandbank.com or by directing a request to Investor Relations, Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, NJ 07438 (973-697-2000). Requests for the definitive proxy statement and prospectus (when available) may also be made to Investor Relations, Harmony Bank, 732-719-3710.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of Lakeland Bancorp or Harmony Bank. However, Lakeland Bancorp, Harmony Bank and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Harmony Bank’s shareholders in respect of the proposed merger of Harmony Bank into Lakeland Bank. Information regarding the directors and executive officers of Lakeland Bancorp may be found in its definitive proxy statement relating to its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 12, 2016, and can be obtained free of charge from Lakeland Bancorp’s website. Information regarding the directors and executive officers of Harmony Bank may be found in its definitive proxy statement relating to its 2015 Annual Meeting of Shareholders, and can be obtained free of charge from Harmony Bank by calling 732-719-3710. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interest, by security holdings or otherwise, will be contained in the definitive proxy statement and prospectus and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

The information disclosed in this document includes various forward-looking statements (with respect to corporate objectives, trends, and other financial and business matters) that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could”, and other similar expressions are intended to identify such forward-looking statements. Lakeland cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking

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statements: changes in the financial services industry and the U.S. and global capital markets, changes in economic conditions nationally, regionally and in the Company’s markets, the nature and timing of actions of the Federal Reserve Board and other regulators, the nature and timing of legislation affecting the financial services industry, government intervention in the U.S. financial system, changes in levels of market interest rates, pricing pressures on loan and deposit products, credit risks of the Company’s lending and leasing activities, customers’ acceptance of the Company’s products and services, competition, failure to successfully integrate Pascack Community Bank into Lakeland Bank, failure to obtain Harmony Bank shareholder or regulatory approval for the merger of Harmony Bank into Lakeland Bank, and failure to realize anticipated efficiencies and synergies if the Harmony Bank merger is consummated. Any statements made by Lakeland that are not historical facts should be considered to be forward-looking statements. Lakeland is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information, which consists of measurements and ratios based on tangible equity and tangible assets, is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

The Company also uses an efficiency ratio that is a non-GAAP financial measure. The ratio that the Company uses excludes amortization of core deposit intangibles, expenses on other real estate owned and other repossessed assets, provision for unfunded lending commitments and, where applicable, long-term debt prepayment fees and merger related expenses. Income for the non-GAAP ratio is increased by the favorable effect of tax-exempt income and excludes securities gains and losses and gain on debt extinguishment, which can vary from period to period. The Company uses this ratio because it believes the ratio provides a better comparison of period to period operating performance.

About Lakeland Bank

Lakeland Bank is the wholly-owned subsidiary of Lakeland Bancorp, Inc. (NASDAQ: LBAI), which has $4.4 billion in total assets. The Bank operates 53 New Jersey branch offices in Bergen, Essex, Morris, Passaic, Somerset, Sussex, Union and Warren counties; five New Jersey regional commercial lending centers in Bernardsville, Montville, Newton, Teaneck and Wyckoff/Waldwick; and, two commercial loan production offices serving Middlesex and Monmouth counties in New Jersey and the Hudson Valley region of New York. Lakeland Bank offers an extensive suite of financial products and services for businesses and consumers. Visit LakelandBank.com for more information.

Lakeland Bancorp, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2016	2015
INTEREST INCOME
Loans and fees	$34,121	$27,896
Federal funds sold and interest bearing deposits with banks	75	12
Taxable investment securities and other	2,962	2,674
Tax exempt investment securities	413	410

TOTAL INTEREST INCOME	37,571	30,992

INTEREST EXPENSE
Deposits	2,205	1,283
Federal funds purchased and securities sold under agreements to repurchase	38	22
Other borrowings	1,478	1,169

TOTAL INTEREST EXPENSE	3,721	2,474

NET INTEREST INCOME	33,850	28,518
Provision for loan and lease losses	1,075	870

NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES	32,775	27,648
NONINTEREST INCOME
Service charges on deposit accounts	2,442	2,340
Commissions and fees	979	1,307
Gain on investment securities	370	—
Gain on sale of loans	420	265
Income on bank owned life insurance	408	699
Other income	248	127

TOTAL NONINTEREST INCOME	4,867	4,738

NONINTEREST EXPENSE
Salaries and employee benefits	14,085	11,750
Net occupancy expense	2,688	2,548
Furniture and equipment	1,946	1,656
Stationary, supplies and postage	443	365
Marketing expense	309	240
FDIC insurance expense	590	518
ATM and debit card expense	346	342
Telecommunications expense	424	345
Data processing expense	520	335
Other real estate owned and other repossessed assets expense (income)	39	(8)
Merger related expenses	1,721	—
Core deposit intangible amortization	167	111
Provision for unfunded lending commitments	208	130
Other expenses	1,938	1,710

TOTAL NONINTEREST EXPENSE	25,424	20,042

INCOME BEFORE PROVISION FOR INCOME TAXES	12,218	12,344
Provision for income taxes	4,110	4,014

NET INCOME	$8,108	$8,330

EARNINGS PER COMMON SHARE
Basic	$0.20	$0.22

Diluted	$0.20	$0.22

DIVIDENDS PER COMMON SHARE	$0.085	$0.075

Lakeland Bancorp, Inc.

Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2016	2015
	(Unaudited)
ASSETS
Cash and due from banks	$188,414	$113,894
Federal funds sold and interest bearing deposits due from banks	25,205	4,599

Total cash and cash equivalents	213,619	118,493
Investment securities available for sale, at fair value	441,147	442,349
Investment securities held to maturity; fair value of $118,357 in 2016 and $117,594 in 2015	115,796	116,740
Federal Home Loan Bank and other membership stocks, at cost	16,193	14,087
Loans held for sale	1,150	1,233
Loans:
Commercial, secured by real estate	2,243,335	1,879,659
Commercial, industrial and other	332,097	307,044
Leases	60,925	56,660
Residential mortgages	392,387	389,692
Consumer and home equity	340,217	334,891

Total loans	3,368,961	2,967,946
Net deferred costs	(2,589)	(2,746)
Allowance for loan and lease losses	(30,553)	(30,874)

Net loans	3,335,819	2,934,326
Premises and equipment, net	49,929	35,881
Accrued interest receivable	10,658	9,208
Goodwill	125,443	109,974
Other identifiable intangible assets	2,891	1,545
Bank owned life insurance	65,769	65,361
Other assets	25,819	20,353

TOTAL ASSETS	$4,404,233	$3,869,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest bearing	$774,487	$693,741
Savings and interest bearing transaction accounts	2,204,356	1,958,510
Time deposits through $250,000	348,825	270,624
Time deposits over $250,000	134,968	72,697

Total deposits	3,462,636	2,995,572
Federal funds purchased and securities sold under agreements to repurchase	128,841	151,234
Other borrowings	310,031	271,905
Subordinated debentures	31,238	31,238
Other liabilities	24,612	19,085

TOTAL LIABILITIES	3,957,358	3,469,034

STOCKHOLDERS’ EQUITY:
Common stock, no par value; authorized 70,000,000 shares; issued 41,240,824 shares at March 31, 2016 and 37,906,481 shares at December 31, 2015	424,101	386,287
Retained earnings	17,662	13,079
Accumulated other comprehensive gain	5,112	1,150

TOTAL STOCKHOLDERS’ EQUITY	446,875	400,516

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,404,233	$3,869,550

Lakeland Bancorp, Inc.

Financial Highlights

(Unaudited)

	For the Quarter Ended
	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(Dollars in thousands, except per share data)	2016	2015	2015	2015	2015
INCOME STATEMENT
Net Interest Income	$33,850	$30,119	$29,334	$28,669	$28,518
Provision for Loan and Lease Losses	(1,075)	—	(332)	(740)	(870)
Other Noninterest Income	4,077	4,290	4,169	4,477	4,473
Gain on Investment Securities	370	51	173	17	—
Gain on Sale of Loans	420	437	515	464	265
Gain on Debt Extinguishment	—	—	1,830	—	—
Long-Term Debt Prepayment Fee	—	—	(2,407)	—	—
Merger Related Expenses	(1,721)	(822)	(330)	—	—
Provision for Unfunded Lending Commitments	(208)	(506)	(168)	(60)	(130)
Other Noninterest Expense	(23,495)	(20,814)	(20,927)	(21,135)	(19,912)

Pretax Income	12,218	12,755	11,857	11,692	12,344
Tax Expense	(4,110)	(4,291)	(4,032)	(3,830)	(4,014)

Net Income	$8,108	$8,464	$7,825	$7,862	$8,330

Basic Earnings Per Common Share	$0.20	$0.22	$0.20	$0.21	$0.22
Diluted Earnings Per Common Share	$0.20	$0.22	$0.20	$0.21	$0.22
Dividends Per Common Share	$0.085	$0.085	$0.085	$0.085	$0.075
Dividends Paid	$3,525	$3,246	$3,244	$3,243	$2,852
Weighted Average Shares - Basic	40,931	37,865	37,856	37,854	37,800
Weighted Average Shares - Diluted	41,091	38,048	38,016	37,988	37,937

SELECTED OPERATING RATIOS
Annualized Return on Average Assets	0.77%	0.89%	0.84%	0.88%	0.96%
Annualized Return on Average Common Equity	7.40%	8.40%	7.86%	8.08%	8.81%
Annualized Return on Average Tangible Common Equity (1)	10.40%	11.64%	10.96%	11.33%	12.43%
Annualized Net Interest Margin	3.48%	3.43%	3.42%	3.46%	3.56%
Efficiency Ratio (1)	60.38%	58.70%	60.77%	62.09%	59.17%
Common Stockholders’ Equity to Total Assets	10.15%	10.35%	10.62%	10.57%	10.70%
Tangible Common Equity to Tangible Assets (1)	7.45%	7.69%	7.88%	7.78%	7.86%
Tier 1 Risk-Based Ratio	9.99%	10.53%	10.81%	11.05%	11.23%
Total Risk-Based Ratio	10.94%	11.61%	11.93%	12.15%	12.37%
Tier 1 Leverage Ratio	8.33%	8.70%	8.77%	9.12%	9.17%
Common Equity Tier 1 Capital Ratio	9.12%	9.54%	9.78%	9.66%	9.79%
Book Value per Common Share	$10.84	$10.57	$10.49	$10.31	$10.24
Tangible Book Value per Common Share (1)	$7.72	$7.62	$7.55	$7.36	$7.29

(1)	See Supplemental Information - Non-GAAP Financial Measures

Lakeland Bancorp, Inc.

Financial Highlights

(Unaudited)

	For the Quarter Ended
	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2016	2015	2015	2015	2015
SELECTED BALANCE SHEET DATA AT PERIOD-END
Loans and Leases	$3,368,961	$2,967,946	$2,853,764	$2,756,694	$2,691,705
Allowance for Loan and Lease Losses	(30,553)	(30,874)	(30,994)	(30,174)	(30,505)
Investment Securities	573,136	573,176	559,295	597,598	599,986
Total Assets	4,404,233	3,869,550	3,743,100	3,699,127	3,627,764
Total Deposits	3,462,636	2,995,571	2,919,673	2,842,953	2,842,565
Short-Term Borrowings	128,841	151,234	131,356	146,249	117,351
Other Borrowings	341,269	303,143	275,666	303,966	263,966
Stockholders’ Equity	446,875	400,516	397,687	390,860	388,084

Loans and Leases
Commercial Real Estate	$2,243,335	$1,879,659	$1,776,911	$1,695,276	$1,636,128
Commercial, Industrial and Other	332,097	307,044	290,961	262,617	244,162
Leases	60,925	56,660	55,057	53,798	54,271
Residential Mortgages	392,387	389,692	400,247	414,339	426,339
Consumer and Home Equity	340,217	334,891	330,588	330,664	330,805

Total Loans	$3,368,961	$2,967,946	$2,853,764	$2,756,694	$2,691,705

Deposits
Noninterest Bearing	$774,487	$693,741	$694,267	$714,227	$672,264
Savings and Interest Bearing Transaction Accounts	2,204,356	1,958,509	1,907,858	1,822,295	1,878,598
Time Deposits	483,793	343,321	317,548	306,431	291,703

Total Deposits	$3,462,636	$2,995,571	$2,919,673	$2,842,953	$2,842,565

SELECTED AVERAGE BALANCE SHEET DATA
Loans and Leases, net	$3,284,339	$2,898,477	$2,811,581	$2,720,801	$2,660,512
Investment Securities	570,581	561,024	581,565	600,547	582,912
Interest Earning Assets	3,933,160	3,509,867	3,431,018	3,345,380	3,271,110
Total Assets	4,248,468	3,779,819	3,685,573	3,600,416	3,526,898
Noninterest Bearing Demand Deposits	760,198	722,270	710,011	688,854	660,548
Savings Deposits	475,870	402,217	398,147	402,142	395,153
Interest Bearing Transaction Accounts	1,682,580	1,573,638	1,497,340	1,480,866	1,495,270
Time Deposits	465,024	328,080	309,235	295,996	280,837
Total Deposits	3,383,672	3,026,205	2,914,733	2,867,858	2,831,808
Short-Term Borrowings	50,335	47,276	61,679	59,249	47,827
Other Borrowings	349,088	286,887	297,140	267,610	247,316
Total Interest Bearing Liabilities	3,022,897	2,638,098	2,563,542	2,505,863	2,466,403
Stockholders’ Equity	440,823	399,987	394,948	390,151	383,587

Lakeland Bancorp, Inc.

Financial Highlights

(Unaudited)

	For the Quarter Ended
	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(Dollars in thousands)	2016	2015	2015	2015	2015
AVERAGE ANNUALIZED YIELDS (Taxable Equivalent Basis)
Assets:
Loans and leases	4.18%	4.12%	4.11%	4.16%	4.25%
Taxable investment securities and other	2.39%	2.09%	2.06%	2.02%	2.08%
Tax-exempt securities	3.40%	3.49%	3.41%	3.58%	3.67%
Federal funds sold and interest bearing cash accounts	0.38%	0.25%	0.07%	0.18%	0.17%

Total interest earning assets	3.86%	3.76%	3.75%	3.78%	3.86%

Liabilities:
Savings accounts	0.08%	0.05%	0.05%	0.05%	0.05%
Interest bearing transaction accounts	0.30%	0.26%	0.25%	0.23%	0.23%
Time deposits	0.74%	0.70%	0.63%	0.59%	0.56%
Borrowings	1.52%	1.53%	1.52%	1.58%	1.61%

Total interest bearing liabilities	0.49%	0.44%	0.44%	0.42%	0.40%
Net interest spread (taxable equivalent basis)	3.37%	3.32%	3.31%	3.36%	3.46%

Annualized net interest margin (taxable equivalent basis)	3.48%	3.43%	3.42%	3.46%	3.56%
Annualized cost of deposits	0.26%	0.22%	0.20%	0.19%	0.18%

ASSET QUALITY DATA
Allowance for Loan and Lease Losses
Balance at beginning of period	$30,874	$30,994	$30,174	$30,505	$30,684
Provision for loan losses	1,075	—	332	740	870
Charge-offs	(1,543)	(1,140)	(584)	(1,475)	(1,281)
Recoveries	147	1,020	1,072	404	232

Balance at end of period	$30,553	$30,874	$30,994	$30,174	$30,505

Net Loan Charge-Offs (Recoveries)
Commercial real estate	$81	$(450)	$(936)	$476	$426
Commercial, industrial and other	583	(56)	88	21	(31)
Leases	69	(1)	13	102	407
Home equity and consumer	574	561	204	386	231
Real estate - mortgage	89	66	143	86	16

Net charge-offs (recoveries)	$1,396	$120	$(488)	$1,071	$1,049

Non-Performing Assets
Commercial real estate	$11,943	$10,446	$8,176	$5,307	$6,994
Commercial, industrial and other	1,163	103	832	1,354	285
Leases	282	316	154	79	111
Home equity and consumer	3,249	3,167	3,530	3,143	3,472
Real estate - mortgage	8,330	8,664	8,805	9,098	9,552

Total non-accruing loans	24,967	22,696	21,497	18,981	20,414
Property acquired through foreclosure or repossession	792	983	819	1,078	826

Total non-performing assets	$25,759	$23,679	$22,316	$20,059	$21,240

Loans past due 90 days or more and still accruing	$101	$331	$123	$102	$134
Loans restructured and still accruing	$10,545	$10,108	$11,927	$12,419	$11,538

Ratio of allowance for loan and lease losses to total loans	0.91%	1.04%	1.09%	1.09%	1.13%
Non-performing loans to total loans	0.74%	0.76%	0.75%	0.69%	0.76%
Non-performing assets to total assets	0.58%	0.61%	0.60%	0.54%	0.59%
Annualized net charge-offs (recoveries) to average loans	0.17%	0.02%	-0.07%	0.16%	0.16%

Lakeland Bancorp, Inc.

Supplemental Information - Non-GAAP Financial Measures

(Unaudited)

	At or for the Quarter Ended
	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(Dollars in thousands, except per share amounts)	2016	2015	2015	2015	2015
Calculation of tangible book value per common share
Total common stockholders’ equity at end of period - GAAP	$446,875	$400,516	$397,687	$390,860	$388,084
Less:
Goodwill	125,443	109,974	109,974	109,974	109,974
Other identifiable intangible assets, net	2,891	1,545	1,644	1,742	1,849

Total tangible common stockholders’ equity at end of period - Non-GAAP	$318,541	$288,997	$286,069	$279,144	$276,261

Shares outstanding at end of period	41,241	37,906	37,906	37,903	37,900

Book value per share - GAAP	$10.84	$10.57	$10.49	$10.31	$10.24

Tangible book value per share - Non-GAAP	$7.72	$7.62	$7.55	$7.36	$7.29

Calculation of tangible common equity to tangible assets
Total tangible common stockholders’ equity at end of period - Non-GAAP	$318,541	$288,997	$286,069	$279,144	$276,261

Total assets at end of period	$4,404,233	$3,869,550	$3,743,100	$3,699,127	$3,627,764
Less:
Goodwill	125,443	109,974	109,974	109,974	109,974
Other identifiable intangible assets, net	2,891	1,545	1,644	1,742	1,849

Total tangible assets at end of period - Non-GAAP	$4,275,899	$3,758,031	$3,631,482	$3,587,411	$3,515,941

Common equity to assets - GAAP	10.15%	10.35%	10.62%	10.57%	10.70%

Tangible common equity to tangible assets - Non-GAAP	7.45%	7.69%	7.88%	7.78%	7.86%

Calculation of return on average tangible common equity
Net income - GAAP	$8,108	$8,464	$7,825	$7,862	$8,330

Total average common stockholders’ equity	$440,823	$399,987	$394,948	$390,151	$383,587
Less:
Average goodwill	124,423	109,974	109,974	109,974	109,974
Average other identifiable intangible assets, net	2,920	1,606	1,706	1,807	1,919

Total average tangible common stockholders’ equity - Non-GAAP	$313,480	$288,407	$283,268	$278,370	$271,694

Return on average common stockholders’ equity - GAAP	7.40%	8.40%	7.86%	8.08%	8.81%

Return on average tangible common stockholders’ equity - Non-GAAP	10.40%	11.64%	10.96%	11.33%	12.43%

Calculation of efficiency ratio
Total noninterest expense	$25,424	$22,142	$23,832	$21,195	$20,042
Amortization of core deposit intangibles	(167)	(99)	(98)	(107)	(111)
Other real estate owned and other repossessed asset (expense) income	(39)	(135)	(27)	(27)	8
Long-term debt prepayment fee	—	—	(2,407)	—	—
Merger related expenses	(1,721)	(822)	(330)	—	—
Provision for unfunded lending commitments, net	(208)	(506)	(168)	(60)	(130)

Noninterest expense, as adjusted	$23,289	$20,580	$20,802	$21,001	$19,809

Net interest income	$33,850	$30,119	$29,334	$28,669	$28,518
Total noninterest income	4,867	4,778	6,687	4,958	4,738

Total revenue	38,717	34,897	36,021	33,627	33,256
Tax-equivalent adjustment on municipal securities	222	212	210	214	221
Gains on debt extinguishment	—	—	(1,830)	—	—
Gains on sales investment securities	(370)	(51)	(173)	(17)	—

Total revenue, as adjusted	$38,569	$35,058	$34,228	$33,824	$33,477

Efficiency ratio - Non-GAAP	60.38%	58.70%	60.77%	62.09%	59.17%